Exhibit 5.1

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

USA

Re : Suez "Spring 2007 Plan"

Paris, May 21, 2007

Ladies and Gentlemen:

I am General Counsel Corporate of Suez, a corporation (société anonyme) organized under the laws of the Republic of France (the "Company") and am delivering this opinion in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 120,000 shares of common stock, nominal value Euro 2 per share (the "Shares"), of the Company, to be issued and sold by the Company pursuant to the Suez "Spring 2007 Plan" (the "Plan").

In my capacity as internal counsel to the Company, I have examined such documents and certificates as I have deemed appropriate as a basis for the opinions hereinafter expressed. I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that: (a) the Company is a société anonyme duly organized and validly existing under the laws of France, and (b) the Shares are duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Republic of France and is given on the basis that it will be governed by and construed in accordance with such law and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Patrice Herbet

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Patrice Herbet